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                                                                     Exhibit 3.4

                               AMENDMENT NO. 1 TO

                           SECOND AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                                   KEANE, INC.



VOTED: That Article 2 of the Second Amended and Restated By-laws of Keane, Inc. be and hereby is deleted in its entirety and replaced with the following:

                              ARTICLE 2 - Directors

         2.1 Powers. The business of the corporation shall be managed by a Board of Directors, who may exercise all the powers of the corporation except as otherwise provided by law, by the Articles of Organization or by these By-Laws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.


         2.2 Number, Election and Qualification. The number of Directors which shall constitute the whole Board of Directors shall be determined by vote of the stockholders or the Board of Directors, but shall consist of not less than three Directors (except that whenever there shall be only two stockholders, the number of Directors shall be not less than two, and whenever there shall be only one stockholder or prior to the issuance of any stock, there shall be at least one Director). The number of Directors may be decreased at any time and from time to time either by the stockholders or by a majority of the Directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more Directors. The Directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. No Director need be a stockholder of the corporation.

         Notwithstanding the foregoing provisions, if the corporation is a "registered corporation" within the meaning of Section 50A of the Massachusetts Business Corporation Law and has not



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elected, pursuant to paragraph (b) of such Section 50A, to be exempt from the provisions of paragraph (a) of such Section 50A, then:

         (i) In accordance with paragraph (d), clause (iv) of such Section 50A, the number of directors shall be fixed only by vote of the Board of Directors.

         (ii) In accordance with paragraph (a) of such Section 50A, the Directors of the corporation shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible; the term of office of those of the first class ("Class I Directors") to continue until the first annual meeting following the date the corporation becomes subject to such paragraph (a) and until their successors are elected and qualified; the term of office of those of the second class ("Class II Directors") to continue until the second annual meeting following the date the corporation becomes subject to such paragraph (a) and until their successors are elected and qualified; and the term of office of those of the third class ("Class III Directors") to continue until the third annual meeting following the date the corporation becomes subject to such paragraph (a) and until their successors are elected and qualified. At each annual meeting of the corporation, the successors to the class of Directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting held in the third year following the year of their election and until their successors are duly elected and qualified.

         2.3 Enlargement of the Board. The number of Directors may be increased at any time and from time to time by the stockholders or by a majority of the Directors then in office. Notwithstanding the foregoing provisions, if the Directors of the corporation are classified with respect to the time for which they severally hold office pursuant to paragraph (a) of Section 50A of the Massachusetts Business Corporation Law, as it may be amended from time to time, the number of Directors may be increased at any time and from time to time only by the Board of Directors in accordance with paragraph (d), clause (iv) of such
Section 50A.

         2.4 Tenure. Each Director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal. Notwithstanding the foregoing provisions, if the Directors of the corporation are classified with respect to the time for which they severally hold office pursuant to paragraph (a) of
Section 50A of the Massachusetts Business Corporation Law, as it may be amended from time to time, any director elected in accordance with paragraph (d), clause
(i) of such Section 50A shall hold office in accordance with paragraph (d), clause (ii) of Section 50A.

         2.5 Vacancies. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the Directors present at any meeting of Directors at which a quorum is present. Each such successor shall hold office for the unexpired term of his predecessor and until his successor is chosen and qualified or until his earlier death, resignation


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or removal. Notwithstanding the foregoing provisions, if the Directors of the corporation are classified with respect to the time for which they severally hold office pursuant to paragraph (a) of Section 50A of the Massachusetts Business Corporation Law, as it may be amended from time to time, the filling of any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, and the term of office of the director elected to fill such vacancy shall be governed by paragraph (d), clauses (i) and (ii) of Section 50A.

         2.6 Resignation. Any Director may resign by delivering his written resignation to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President, the Clerk or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

         2.7 Removal. A Director may be removed from office with or without cause by vote of the holders of a majority of the shares entitled to vote in the election of Directors. Moreover, the Directors elected by the holders of a particular class or series of stock may be removed from office with or without cause only by vote of the holders of a majority of the outstanding shares of such class or series. In addition, a Director may be removed from office for cause by vote of a majority of the Directors then in office. A director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him.

         2.8 Regular Meetings. Regular meetings of the Directors may be held without call or notice at such places, within or without Massachusetts, and at such times as the Directors may from time to time determine, provided that any Director who is absent when such determination is made shall be given notice of the determination. A regular meeting of the Directors may be held without a call or notice immediately after and at the same place as the annual meeting of stockholders.

         2.9 Special Meetings. Special meetings of the Directors may be held at any time and place, within or without Massachusetts, designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, two or more Directors or by one Director in the event that there is only a single Director in office.

         2.10 Meetings by Telephone Conference Calls. Directors or members of any committee designated by the Directors may participate in a meeting of the Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

         2.11 Notice of Special Meetings. Notice of any special meeting of the Directors shall be given to each Director by the Clerk or the Secretary or by the officer or one of the Directors calling the meeting. Notice shall be duly given to each Director (i) by notice given to such




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Director in person or by telephone at least 48 hours in advance of the meeting,
(ii) by sending a telegram, telecopy or telex, or by delivering written notice by hand, to his last known business or home address at least 48 hours in advance of the meeting, or (iii) by mailing written notice to his last known business or home address at least 72 hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior to the meeting or at its commencement the lack of notice to him. A notice or waiver of notice of a Directors' meeting need not specify the purposes of the meeting. If notice is given in person or by telephone, an affidavit of the Clerk, the Secretary, the officer or Director who gives such notice that the notice has been duly given shall, in the absence of fraud, be conclusive evidence that such notice was duly given.

         2.12 Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time without further notice.

         2.13 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, by the Articles of Organization or by these By-Laws.

         2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the Directors consent to the action in writing and the written consents are filed with the records of the Directors' meetings. Each such consent shall be treated for all purposes as a vote at a meeting.

         2.15 Committees. The Board of Directors may, by vote of a majority of the Directors then in office, elect from their number an executive committee or other committees and may by like vote delegate to committees so elected some or all of their powers to the extent permitted by law. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided by these By-Laws for the Directors. The Board of Directors shall have the power at any time to fill vacancies in any such committee, to change its membership or to discharge the committee.

         2.16 Compensation of Directors. Directors may be paid such compensation for their services and receive such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.

                         Adopted by the Board of Directors on March 27, 2002.

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